A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES:	ANALYST/INVESTOR INQUIRIES:	A. O. Smith Corporation
Edward J. O' Connor	Craig Watson	P.O. Box 245008
414-359-4100	414-359-4009	Milwaukee, WI 53224-9508
414-359-4000
NYSE: AOS

FOR IMMEDIATE RELEASE
January 21, 2004

A. O. Smith announces 2003 earnings of $1.76 per share;
adjusts 2004 forecast to $2.20 to $2.40 per share

        Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today reported fourth quarter earnings of $.42 per share, in line with previous estimates. Full year earnings were $1.76 compared with 2002 earnings of $1.86 per share. Net earnings were $52.2 million compared with 2002 net earnings of $51.3 million.

        Sales for the year were $1.53 billion, approximately four percent higher than 2002 sales of $1.47 billion.

        “Overall, our 2003 financial performance did not meet our expectations,” Chairman and Chief Executive Officer Robert J. O’Toole, said. “Increased costs and timing delays in the relocation of electric motor production and the launch of new residential water heaters reduced profitability, particularly in the last half of the year. On the positive side we expect to receive significant benefits as a result of these major initiatives during the coming year.”

Electrical Products

        Full year sales for Electrical Products were $825 million, approximately four percent higher than 2002 sales of $790 million, with the increase due primarily to acquisitions made in 2002. For the full year, operating earnings of $54.2 million were six percent lower than 2002 operating earnings of $57.6 million. During the year, the company closed three U. S. assembly plants and relocated production lines from three others, moving the operations to Mexico and China.

        In December, the company completed the purchase of Taicang Special Motor Co.,

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Ltd., a manufacturer of hermetic motors for commercial air conditioning equipment. Taicang currently serves the Chinese operations of a number of North American air conditioning companies, and the purchase will enhance A. O. Smith’s position in the global hermetic motor market.

        Fourth quarter sales of $183 million were three percent higher than fourth quarter 2002 sales of $178 million, while operating earnings were $8.4 million compared with $11.7 million last year.

Water Systems

        For the full year, sales were a record $706 million, approximately four percent higher than the prior year. Higher sales of residential water heaters and a 44 percent sales improvement in China contributed to the full-year results. 2003 operating earnings were $57.2 million compared with 2002 operating earnings of $58.4 million.

        Water Systems has successfully completed the modification of its residential gas and electric water heaters to comply with new efficiency standards mandated by the National Appliance Energy Conservation Act (NAECA) that took effect this month.

        Fourth quarter sales were $186 million compared with fourth quarter 2002 sales of $181 million. Operating earnings of $19.5 million were more than 30% higher than in the fourth quarter of 2002.

Company discusses outlook

        “As we look ahead to 2004, we have a strong base for performance,” O’Toole said. “The year 2003 has been one of both challenge and accomplishment. During the year we transferred a substantial portion of our domestic motor manufacturing operations to lower cost facilities in Mexico and China. In the water heater business we undertook the most significant product line transformation in our history. Unfortunately, accomplishing these transitions hurt profitability and resulted in lower operating cash flow due to increased working capital and restructuring expenditures. Restoring working capital to its proper level will be a major initiative in 2004.”

        In October, the company forecasted 2004 earnings of $2.40 to $2.60 per share.

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The profit improvement in 2004 will be driven largely by the initiatives completed in 2003. In the motors business, the company expects a full year’s impact of the transition to Mexico, as well as the ramp-up in China, will generate pretax earnings of $15 million. In the water heater business, a full year’s sales of flammable vapor resistant product, as well as the introduction of NAECA compliant product is expected to generate $15 million pre-tax. The focusing of commercial water heater production in its McBee, South Carolina plant, with residential product transitioned to Ashland City, Tennessee is expected to provide $5 million in pre-tax impact.

        However, in response to recent developments, the company is adjusting its 2004 earnings guidance to a range between $2.20 and $2.40 per share from the previous range of $2.40 to $2.60 a share. This change is due to raw material cost pressures, particularly for steel, and the loss of a sales contract by a major motor customer.

        The company expects first quarter earnings to approximate the $.46 per share earned in the first quarter last year.

        A.  O. Smith Corporation will broadcast a live conference call beginning at 2:00 p.m. (Eastern Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company’s electric motor and water products markets; inability to generate the

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synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company’s businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to upgrade these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

        A.  O. Smith Corporation, headquartered in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors and a leading marketer and manufacturer of commercial and residential water heating equipment. The company employs approximately 17,000 people at facilities in the United States, Canada, China, England, Hungary, Ireland, Mexico, and the Netherlands.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements —
dollars in millions, except per share data)

Statement of Earnings

	Three Months ended December 31		Year ended December 31
	2003	2002	2003	2002
Electrical Products	$ 182.7	$ 177.5	$ 824.6	$ 790.4
Water Systems	186.1	181.0	706.1	678.7

Net sales	368.8	358.5	1,530.7	1,469.1
Cost of products sold	293.6	283.4	1,232.0	1,169.3

Gross profit	75.2	75.1	298.7	299.8
Selling, general and administrative	51.7	54.4	206.2	206.2
Interest expense	3.2	2.9	12.2	13.9
Other expense	0.7	0.7	1.3	1.3

	19.6	17.1	79.0	78.4
Tax provision	6.9	5.9	26.8	27.1

Net Earnings	$ 12.7	$ 11.2	$ 52.2	$ 51.3

Net Earnings Per Share of Common Stock (Diluted)
	$ 0.42	$ 0.38	$ 1.76	$ 1.86

Average Common Shares Outstanding (000's
omitted)	29,883	29,520	29,711	27,649

A. O. SMITH CORPORATION

Balance Sheet
(dollars in millions)

	December 31 2003	December 31 2002
ASSETS:
Cash and cash equivalents	$18.7	$32.8
Receivables	236.7	215.5
Inventories	247.0	200.4
Deferred income taxes	14.3	26.7
Other current assets	31.0	12.9

Total Current Assets	547.7	488.3
Net property, plant and equipment	358.7	362.7
Goodwill and other intangibles	310.9	309.2
Other assets	62.6	64.7

Total Assets	$1,279.9	$1,224.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt	$96.8	$–
Trade payables	144.5	131.4
Accrued payroll and benefits	30.5	38.7
Product warranty	18.9	19.5
Long-term debt due within one year	8.6	11.7
Other current liabilities	39.3	61.9

Total Current Liabilities	338.6	263.2
Long-term debt	170.1	239.1
Other liabilities	105.5	113.2
Pension liability	61.6	90.8
Deferred income taxes	27.9	7.5
Stockholders' equity	576.2	511.1

Total Liabilities and Stockholders' Equity	$1,279.9	$1,224.9

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS
(dollars in millions)

	Year ended December 31
	2003	2002
Operating Activities
Continuing
Net earnings	$52.2	$51.3
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation & amortization	52.1	50.7
Net change in current assets and liabilities	(78.2)	8.2
Net change in noncurrent assets and liabilities	(1.5)	2.3
Other	0.7	(0.3)

Cash Provided by Operating Activities	25.3	112.2

Investing Activities
Capital expenditures	(44.9)	(42.5)
Acquisitions	(4.8)	(23.4)

Cash Used in Investing Activities	(49.7)	(65.9)

Financing Activities
Short-term debt incurred (retired) - net	(13.6)	–
Long-term debt incurred	50.0	–
Long-term debt retired	(11.7)	(156.2)
Proceeds from common stock offering	–	127.5
Other stock transactions	2.6	5.8
Dividends paid	(16.9)	(14.3)

Cash Provided by (Used in) Financing Activities	10.4	(37.2)
Discontinued
Cash Provided by (Used in) Discontinued Operations	(0.1)	3.0

Net increase / (decrease) in cash and cash equivalents	(14.1)	12.1
Cash and cash equivalents - beginning of period	32.8	20.7

Cash and Cash Equivalents - End of Period	$18.7	$32.8

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments
(dollars in millions)

	Three Months ended December 31		Year ended December 31
	2003	2002	2003	2002
Net sales
Electrical Products	$182.7	$177.5	$824.6	$790.4
Water Systems	186.1	181.0	706.1	678.7

	$368.8	$358.5	$1,530.7	$1,469.1

Earnings before interest and taxes
Electrical Products	$8.4	$11.7	$54.2	$57.6
Water Systems	19.5	14.8	57.2	58.4

Business Segment Earnings	27.9	26.5	111.4	116.0
Corporate expenses	(5.1)	(6.5)	(20.2)	(23.7)
Interest expense	(3.2)	(2.9)	(12.2)	(13.9)

Earnings before income taxes	19.6	17.1	79.0	78.4
Provision for income taxes	(6.9)	(5.9)	(26.8)	(27.1)

Net earnings	$12.7	$11.2	$52.2	$51.3